Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4/A6 (File No. 333-267662) of Seamless Group Inc. and Subsidiaries of our report dated March 31, 2023, except for Notes 2(b), 2(t), 2(dd), 2(hh), 7, 13 and 20, as to which the date is June 6, 2023 relating to the consolidated financial statements of Seamless Group Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

December 7, 2023